Andover Medical, Inc.

510 Turnpike Street

Ste 204

N. Andover, MA 01845

December 20, 2006

Mr. Edwin A. Reilly

8 Algonquian Drive

Natick, MA 01760

Dear Ed:

On behalf of Andover Medical, Inc. (“AMI” or the “Company”), I am pleased to offer you the position of President and Chief Operating Officer. The following are the terms of your employment with AMI:

Title:	President and Chief Operating officer.
Effective Date:	August 31, 2006.
Salary:

a.) $150,000 per year to be reviewed annually; b) Stock options from the Andover Medical, Inc. 2006 Employee Stock Incentive Plan in the amount of 700.00 shares for 2006, 700,000 shares for 2007, and 700,000 shares for 2008. These shares will vest over a twelve (12) month period from the date of grant.

Annual Bonus:	Target bonus of 50% of salary based on corporate objectives and paid quarterly.
Stock Options	You will participate in the Andover Medical, Inc. 2006 Employee Stock Incentive Plan. Annual awards will be made at the discretion of the Board of Directors.
Company Car:	AMI will provide you the use of an automobile or an automobile allowance. The monthly lease cost or allowance will not exceed $1,000.00
Term:

Unless terminated as set forth herein, your employment hereunder shall commence on August 31, 2006, and shall continue during the period ending on the third (3rd) anniversary date (the “Term”). Thereafter, your employment shall he extended automatically for consecutive periods of one (1) year unless either party shall provide notice to the other of its intention not to extend your employment, such notice to be given not less than ninety (90) days prior to the end of the Term, or any one (1) year extension period, (“Extended Term”) as the case may be. During the Term of this agreement the Company may terminate the agreement by giving notice to you of not less than one (1) year prior to the termination date.

Termination:	Your employment with the Company may be terminated as follows:
(a) Death. Your employment shall automatically terminate upon your death.

(b) Just Cause. The Company may terminate your employment at any time, with or without Just Cause (as defined herein), effective at such time that the Company notifies you of such termination (or such other time Specified in such notification). For purposes of this Agreement, “Just Cause” shall mean:

(i) any act of dishonesty by you in connection with the performance of your duties on behalf of the Company; or
(ii) any material breach of any term of this Agreement by you.

(c) Good Reason. You may terminate your employment for “Good Reason” and receive severance as described in this Agreement on five (5) days Notice of Termination to the Company. For purposes of this Agreement, “Good Reason” shall mean the occurrence after a Change in Control, as hereinafter defined, or any of the events or conditions described below:

1. a reduction in your Base Salary or any failure to pay you any compensation or benefits to which you are entitled within five days of the date due.
2. any change in your office location more than fifty (50) miles from your home.

3.        the failure by the Company to continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which you were participating immediately prior to a Change in Control.

4. any material breach by the Company of any provision of this Agreement.
5. any purported termination of your employment for Just Cause by the Company which does not comply with the terms of this Agreement.

(d) Resignation. You shall have the right to terminate your employment at any time for any reason by giving at least thirty (30) days’ prior written notice of your resignation. The Company may waive the thirty (30) days prior notice of resignation requirement, in its sole discretion. In the event of a resignation under this provision, you shall not be entitled to severance.

(e) Payments. If you resign, or if your employment is terminated as a result of death, or if the Company terminates your employment for Just Cause, the Company shall pay your salary through your last day of employment, shall comply with applicable law regarding payment for vacation and continuation of any health insurance or other benefits, but shall otherwise have no obligation whatsoever to pay or provide you any amount or benefit. Upon termination of your employment with the Company for any reason, the Company shall have the right to withhold payment of any amounts owed by you to the Company.

Employment Status:	You are being employed by the Company and will devote your best efforts to the advancement of the business and the interest of the Company.
Benefits:

You will participate in a standard employee benefit program including medical, life, and disability. Until such a plan is established AMI will pay the monthly premium (not to exceed $1,200 per month) on your private medical plan.

You will be given twenty (20) days of paid vacation time for the first year of employment, prorated on a monthly basis from the date hereof. Your vacation and sick time shall be governed by the Company’s vacation and sick time policies as they may be amended from time to time.

Miscellaneous:

This letter agreement contains all of the terms of your employment with the Company, and supercedes any prior understandings or agreements, whether oral or written, between you and the Company. This agreement may not be modified, except in writing signed by both parties. This agreement will be governed by the laws of the Commonwealth of Massachusetts, notwithstanding the conflict of laws principles thereof.

I look forward to working with you, and am pleased to have you as part of our team.

Sincerely,
/s/ Robert G. Coffill, Jr. 12/20/06

Robert G. Coffill, Jr. Director and Chairman of the Compensation Committee Andover Medical, Inc.

Agreed and Accepted:
/s/ Edwin A. Reilly

Edwin A. Reilly

Date: 12/20/06